Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Karen Rugen
(717) 214-8867	(717) 730-7766

or investor@riteaid.com

FOR IMMEDIATE RELEASE

Rite Aid Addresses Notice of Non-Compliance with NYSE Share Price Listing Rule

CAMP HILL, PA (August 3, 2010) — Rite Aid Corporation (NYSE: RAD) announced today that the New York Stock Exchange (NYSE) has notified the company that it is no longer in compliance with NYSE listing standards because the price of its common stock has fallen below the NYSE’s share price rule.  The NYSE requires the average closing price of a listed company’s common stock to be at least $1 per share over a consecutive 30 trading-day period.

Rite Aid said it was notified of non-compliance on July 30, 2010.  Subject to NYSE rules, Rite Aid has six months from the receipt of the notice to regain compliance with the minimum share price rule or until the company's next annual stockholders meeting in June 2011 if stockholders approval is required to cure the price deficiency as, for example a reverse stock split.  During that time, Rite Aid’s common stock continues to be listed on the NYSE and trade as usual.  Rite Aid is in compliance with all other NYSE listing rules.

Under NYSE rules, Rite Aid can regain compliance during the six-month cure period by having an average closing share price of at least $1 for a 30-day trading period ending on the last day of a calendar month and at least a $1 per share price on the last day of that month or on the last day of the cure period.  On July 27, 2010, Rite Aid’s Board of Directors approved a reverse split of the company’s common stock, subject to stockholders approval, if such a split is necessary to cure the price deficiency.

Rite Aid is one of the nation’s leading drugstore chains with nearly 4,800 stores in 31 states and the District of Columbia with fiscal 2010 annual revenues of $25.7 billion.  Information about Rite Aid, including corporate background and press releases, is available through Rite Aid’s website at www.riteaid.com.

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